EXHIBIT 10.5

Ministry of Justice and Law

Republic of Colombia

RESOLUTION 0197 OF FEB 20th, 2019

Whereby psychoactive cannabis plant cultivation license is granted

THE DEPUTY DIRECTOR OF CONTROL AND SUPERVISION OF CHEMICAL SUBSTANCES

AND NARCOTICS

OF THE MINISTRY OF JUSTICE AND LAW

In exercise of the legal powers, especially those conferred by Law 1787 of 2016, Decrees 1427 and 613 of 2017, in accordance with the provisions of Resolutions 577, 578 and 579 of 2017 issued by the Ministry of Justice and the Law, in application of the norms established in the Code of Administrative Procedure and Administrative Litigation and

CONSIDERING

That the Single Convention on Narcotic Drugs of 1981, as amended by the Protocol of 1972, approved by the Congress of the Republic in Law 13 of 1974, indicates that the parties will adopt all legislative and administrative measures that may be necessary to comply with the Convention in their respective territory and shall exclusively limit the production, manufacture, export, import, distribution, trade, use and possession of narcotic drugs for medical and scientific purposes.

That through Legislative Act 02 of 2009, Article 49 of the Political Constitution was amended to prohibit the use of narcotic or psychotropic substances except for medical prescription, for preventive and rehabilitation purposes, and the law was empowered to establish the Administrative measures and treatments of a pedagogical, prophylactic or therapeutic nature for people who consume said substances.

That by constitutional mandate the Congress of the Republic regulated Legislative Act 02 of 2009 through Law 1787 of 2016, which in its article 5 added ordinal 12 and 13 and a paragraph to article 20 of Decree 2897 of 2011, adding two new functions to the Sub-Directorate of Control and Supervision of Chemical Substances and Narcotic Drugs of the Ministry of Justice and of Law.

That ordinal 12 added to article 20 of Decree 2897 of 2011 by Law 1769 of 2016 indicates that it is the function of the Sub-Directorate of Control and Supervision of Chemical and Narcotic Substances of the Ministry of Justice and Law to develop the administrative procedure and the coordination with the competent entities for the issuance of the license that allows the import, export, planting, cultivation, production, acquisition of any title, storage, transport, commercialization, distribution, use and possession of the seeds of the cannabis plant for scientific and medicinal purposes, as well as for the cultivation of cannabis plants.

That, in turn, the ordinal 13 and the paragraph added to the article 20 of Decree 2897 of 2011 by the law 1789 of 2016,  assigned to the Sub-dictorate of Control and audit of Chemical and Narcotic Substances of the Ministry of Justice and Law, the function of exercising the administrative component of monitoring the granting or compliance with the licenses granted within the range of its powers; likewise, establish, in the administrative procedure, the modalities in which licenses can be granted, the requirements, technical and legal parameters that the holder must comply with during the term of the license, as well as the necessary requirements for requesting modifications to these.

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That Decree 613 of 2017 regulated the regulatory framework developed in Law 1787 of 2016, and indicated, in the second paragraph of article 2.8.11.1.4., That the Ministry of Justice and Law, through the Sub-Directorate of Control and Inspection of Chemical and Narcotic Substances, is the competent authority to issue licenses for the use of seeds for planting and cultivation of cannabis plants, and to exercise administrative and operational control of activities related to the management of seeds for sowing, cultivation cannabis and cannabis.

That by means of filing EXT18-0012100 of March 23rd, 2018, Mr. HOLGER AUDINE AMAYA CHACÓN, in his capacity as main representative of MEDICOLOMBIA'S CANNABIS SAS, identified with TIN 901.158.575-0, hereinafter "the applicant", submitted an application for the granting of a license to grow psychoactive cannabis plants, for the modality of (i) manufacture of derivatives.

Having carried out the initial technical and legal analyzes of the license application, this Sub-Directorate showed that it did not meet all the requirements, so it proceeded to request the applicant, through Official Letter OFI18-0009565-SFC-3310 dated April 5th, 2018, who, being within the legal term, submitted what was required under the number EXT18-0014674 dated April 12th, 2018 modifying its initial application for a license to grow psychoactive cannabis plants with respect to the modalities, remaining as follows: (i) production of seed for sowing and (ii) manufacture of derivatives.

That in compliance with the provisions of articles 2.8.11.2.1.5. and 2.8.11.2.4.2. of Decree 780 of 2016 (article of Decree 613 of 2017), and article 4 of Resolution 577 of 2017, issued by the Ministry of Justice and Law, the applicant submitted the necessary documentation to assess compliance with the general and specific requirements, to obtain the license for the cultivation of psychoactive cannabis plants in the modalities required by this.

That after analyzing the application for a license for the cultivation of psychoactive cannabis plants in its entirety, after fulfilling the requirement made, and carrying out the prior control visit, it was determined that the applicant complies with the provisions of Decree 613 of 2017 and with the Resolutions 577 and 578 of 2017 issued by the Ministry of Justice and Law.

That, in turn, the applicant accredited compliance with the requirement contained in number 1 of article 2.8.11.2.4.2 of Decree 780 of 2016, for the granting of the license for the cultivation of psychoactive cannabis plants, referring to the license for the manufacture of cannabis derivatives issued by the Ministry of Health and Social Protection on behalf of MEDICOLOMBIA'S CANNABIS S.A.S Identified with –TIN 901.158.575-0.

That the Villa Silvia real estate, identified with real estate registration 314-11848, located in the El Duende village, in the municipality of Los Santos (Santander), where the activities authorized by this license will take place, is owned by the ladies Idma Chacón de Amaya, identified with citizenship card No. 27.758.013 and Lurdy Marie Trigos Rueda identified with citizenship card No. 37.317.152, who, through a lease, granted the right to use and enjoy the real estate to MEDICOLOMBIA'S CANNABIS S.A.S. Identified with TIN 901.158.575-0.

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That in accordance with current legal regulations, the activities authorized in the scope of this license will be carried out exclusively by personnel linked orally with the company MEDICOLOMBIA'S CANNABIS SAS, identified with TIN 901158575-0, under the conditions established herein.

That,  in turn, in accordance with the provisions of article 2.8.11.2.1.3 of Decree 613 of 2017, the license will be valid for five (5) years and may be recertified for an equal period as many times as requested by the licensee, provided that it complies with the provisions of the 2nd numeral of article 2.8.11.2.1.4.

That in accordance with the provisions of article 2.8.11.7.1. of Decree 613 of 2017, this Sub-Directorate must charge a fee to recover the costs of the evaluation services to the applicants or holders of licenses for the planting, cultivation and manufacture of cannabis derivatives, as well as the follow-up in its administrative and operational.

That according to article 2.8.11.7.2. of Decree 613 of 2017, the payment of the fee may be made in installments, without generating additional costs or reductions. However, failure to pay any of the fees corresponding to the monitoring and control service of the license granted, in the manner and within the term established by this administrative act, will generate the obligation to pay default interest, in accordance with the terms of Article 3 of Law 1066 of 2006, without prejudice to the other legal consequences that may arise.

That after reviewing the file, there is a receipt of the consignment for the evaluation of the license application, for the value of 307.27 current legal minimum daily wages, which, by virtue of Resolution 578 of 2017, means that a sum to cover the entire license amounting to 924.02 current legal minimum daily wages is owed, which will be divided into 4 annual installments of 231.01 current legal minimum daily wages:

Annual fees to pay
Year 2	231.005
Year 3	231.005
Year 4	231.005
Year 5	231.005
Total = 924.02

That the payment of the fees described above must be made within the first calendar month of the four (4) years following the date of issuance of the license in the bank account provided by the Ministry of Justice and Law. The respective voucher Payment must be submitted within the first 15 calendar days of February of each year to the Ministry of Justice and Law.

Due to the above, the Sub-Directorate for Control and Supervision of Chemical Substances and Narcotic Drugs.

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RULES:

First article. License. Grant a license for the cultivation of psychoactive cannabis plants to the company MEDICOLOMBIA'S CANNABIS S.A.S. identified with TIN 901.158.575-0, legally represented by Mr. HOLGER AUDINE AMAYA CHACÓN, identified with citizenship card No. 88.135.481 issued in Ocaña (Norte de Santander) in his capacity as legal representative and LUIS ENRIQUE NIÑO

Modalities	Real estate
	Location			Number of property registration
	Property	Township	Municipality
Production of grain and seeds for sowing	Rural Property “Villa Silvia”	El Duende	Los Santos – Santander	314-11848
Manufacture of derivatives

Second article. Validity. This license will be valid for 5 years from the date of execution.

Third article. Normative compliance. As a licensee for the cultivation of psychoactive cannabis plants in the modalities indicated in the first article of this Resolution, the MEDICOLOMBIA'S CANNABIS SAS company identified with TIN 901.158.575-0, must comply with the conditions specified in this administrative act , in accordance with the provisions of Decree 613 of 2017, Resolutions 577 and 578 of 2017, and the applicable regulations or those that modify, add or repeal them.

Fourth article. Personally, notify the content of this Resolution to Mr. HOLGER AUDINE AMAYA CHACÓN, identified with citizenship card No. 88.135.481 issued in Ocaña (Norte de Santander), who for this purpose can be quoted in the registered email holgeraudi62@gmail.com making him delivery of a copy of it. If personal notification is not achieved, the provisions of articles 65 to 73 of the Code of Administrative Procedure for Administrative Litigation shall be followed.

Fifth article. Communicate, once firm, the content of this Resolution to the Mayor's Office of Los Santos (Santander), in accordance with article 2.8.11.2,1.8. of Decree 613 of 2017.

Sixth Article. Resources. Against this resolution there is an appeal for reconsideration before the Sub-Directorate for Control and Supervision of Chemical Substances and Narcotic Drugs, and an appeal before the Directorate for Drug Policy and Related Activities of the Ministry of Justice and Law, in the personal notification process, or within ten (10) days following notification, taking into account the provisions of articles 74 and following of the Code of Administrative Procedure and Administrative Litigation.

SO ORDERED

Issued in Bogotá, D.C. on FEB 20th, 2019

Signature

CAROLINA MEJÍA LIÉVANO

Sub-Director of Control and Chemical Substances

and Narcotics Inspection

Prepared: Elizabeth Rodríguez

Revised: Andrés Garcia

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